UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 16, 2010

INDEPENDENT BANK CORPORATION

(Exact name of registrant as

specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant's telephone number,

including area code:

(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.       Unregistered Sales of Equity Securities.

            As previously disclosed in a Current Report on Form 8-K filed April 2, 2010, Independent Bank Corporation (the "Company") entered into an Exchange Agreement (the "Exchange Agreement") with the United States Department of the Treasury (the "Treasury"), dated April 2, 2010.  On April 16, 2010, the Company and the Treasury closed the transactions described in the Exchange Agreement, and the Company issued to the Treasury (1) 74,426 shares of the Company's newly issued Series B Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, with a liquidation preference of $1,000 per share (the "Series B Preferred Stock"), and (2) an Amended and Restated Warrant to purchase 3,461,538 shares of the Company's common stock at an exercise price of $0.7234 per share (the "Amended Warrant").

Terms of the Series B Preferred Stock

            The Series B Preferred Stock qualifies as Tier 1 regulatory capital and pays cumulative dividends quarterly at a rate of 5% per annum through February 14, 2014, and 9% per annum thereafter. The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, the Company's authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at the Company's next annual meeting of shareholders or at a special meeting of shareholders called for that purpose. These directors would be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid.

            Under the terms of the Series B Preferred Stock, the Treasury (and any subsequent holder of the Series B Preferred Stock) will have the right to convert the Series B Preferred Stock into the Company's common stock at any time.  In addition, the Company will have the right to compel a conversion of the Series B Preferred Stock into common stock, subject to the following conditions:

(i)         the Company shall have received all appropriate approvals from the Board of Governors of the Federal Reserve System;

(ii)        the Company shall have issued its common stock in exchange for at least $40 million aggregate original liquidation amount of the trust preferred securities issued by the Company's trust subsidiaries, IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I;

(iii)       the Company shall have closed one or more transactions (on terms reasonably acceptable to the Treasury, other than the price per share of common stock) in which investors, other than the Treasury, have collectively provided a minimum aggregate amount of $100 million in cash proceeds to the Company in exchange for the Company's common stock; and

(iv)       the Company shall have made the anti-dilution adjustments to the Series B Preferred Stock, if any, required by the terms of the Series B Preferred Stock.

            If converted by the holder or the Company pursuant to either of the above-described conversion rights, each share of Series B Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of the Company's common stock equal to a fraction, the numerator of which is $750 and the denominator of which is $0.7234, which was the market price of the Company's common stock at the time the Exchange Agreement was signed (as such market price was determined pursuant to the terms of the Series B Preferred Stock), referred to as the "Conversion Rate," provided that such Conversion Rate is subject to certain anti-dilution adjustments.

            Unless earlier converted by the holder or the Company as described above, the Series B Preferred Stock will convert into shares of the Company's common stock on a mandatory basis on the seventh anniversary of the issuance of the Series B Preferred Stock.  In any such mandatory conversion, each share of Series B Preferred Stock (liquidation preference of $1,000 per share) will convert into a number of shares of the Company's common stock equal to a fraction, the numerator of which is $1,000 and the denominator of which is the market price of the Company's common stock at the time of such mandatory conversion (as such market price is determined pursuant to the terms of the Series B Preferred Stock).

            At the time any shares of Series B Preferred Stock are converted into the Company's common stock, the Company will be required to pay all accrued and unpaid dividends on the Series B Preferred Stock being converted in cash or, at the Company's option, in shares of the Company's common stock at the same conversion rate as is applicable to the conversion of the Series B Preferred Stock (as described above).

            The maximum number of shares of the Company's common stock that may be issued upon conversion of all shares of the Series B Preferred Stock and any accrued dividends on Series B Preferred Stock is 144.0 million, unless the Company receives shareholder approval to issue a greater number of shares.

            The Series B Preferred Stock may be redeemed by the Company, subject to the approval of the Board of Governors of the Federal Reserve System, at any time, in an amount up to the cash proceeds (minimum of approximately $18.6 million) from qualifying equity offerings of common stock (plus any net increase to the Company's retained earnings after the original issue date).  If the Series B Preferred Stock is redeemed prior to the first dividend payment date falling on or after the second anniversary of the original issue date, the redemption price will be equal to the $1,000 liquidation amount per share plus any accrued and unpaid dividends.  If the Series B Preferred Stock is redeemed on or after such date, the redemption price will be the greater of (a) the $1,000 liquidation amount per share plus any accrued and unpaid dividends and (b) the product of the applicable Conversion Rate (as described above) and the average of the market prices per share of the Company's common stock (as such market price is determined pursuant to the terms of the Series B Preferred Stock) over a 20 trading day period beginning on the trading day immediately after the Company gives notice of redemption to the holder (plus any accrued and unpaid dividends).  In any redemption, the Company must redeem at least 25% of the number of shares of Series B Preferred Stock originally issued to the Treasury, unless fewer of such shares are then outstanding (in which case all of the Series B Preferred Stock must be redeemed).

            In connection with the issuance of the Series B Preferred Stock, on April 16, 2010, the Company amended its Articles of Incorporation to designate the Series B Preferred Stock, and to specify the preferences and rights of that series, including the relevant provisions described above.

Terms of the Amended Warrant

            The Amended Warrant is exercisable, in whole or in part, by the Treasury (and any subsequent holder of the Amended Warrant), at any time or from time to time after April 16, 2010, but in no event later than December 12, 2018.  The exercise price ($0.7234) and the number of shares (3,461,538) subject to the Amended Warrant are both subject to anti-dilution adjustments.

General

            The Series B Preferred Stock and the Amended Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The Company did not receive any cash proceeds from the issuance of the Series B Preferred Stock or the Amended Warrant.

            The description in this Current Report on Form 8-K of the terms of the Series B Preferred Stock and Amended Warrant is qualified in its entirety by the following exhibits filed with this report: (i) the Certificate of Designations for the Series B Preferred Stock, filed as an amendment to the Articles of Incorporation of the Company on April 16, 2010, filed as Exhibit 3.1; (ii) the Certificate for the Series B Preferred Stock, filed as Exhibit 4.1; and (iii) the Amended and Restated Warrant, filed as Exhibit 4.2.

Item 3.03.       Material Modification to Rights of Security Holders.

            The information set forth under Item 3.02 above is incorporated by reference into this Item 3.03.  The Series B Preferred Stock is a class of convertible preferred stock senior to the Company's common stock with respect to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up, and dissolution.

Item 5.01.       Changes in Control of Registrant.

            (b)        Possible Change in Control

            The information set forth in Item 3.02 above is incorporated by reference into this Item 5.01(b).  The conversion of all shares of the Series B Preferred Stock as described in Item 3.02 above, may, at a subsequent date, result in a change in control of the Company.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                        (e) Compensatory Arrangements

            Under the terms of the Exchange Agreement, the Company was required to certify that its compensation, bonus, incentive and other benefit plans, arrangements and agreements, including golden parachute, severance and employment agreements, were in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stability Act of 2008 ("EESA") and applicable guidance or regulations issued by the Secretary of the Treasury.  Also, for so long as the Treasury holds any of the Company's securities acquired under the Exchange Agreement or the Amended Warrant, the Company must remain in compliance with these EESA requirements. The applicable executive compensation requirements apply to the compensation of the Company's senior executive officers (as defined under EESA) and any other employee of the Company or its affiliates subject to Section 111 of EESA.  Consistent with the Company's obligations under the Exchange Agreement and Section 111 of EESA, Michael M. Magee (President and Chief Executive Officer), William B. Kessel (Executive Vice President and Chief Operating Officer), Robert N. Shuster (Executive Vice President and Chief Financial Officer), David C. Reglin (Executive Vice President for Retail Banking), and Stefanie M. Kimball (Executive Vice President and Chief Lending Officer), among other employees, executed waiver agreements.

            A form of the waiver agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description in this Current Report on Form 8-K of the terms of the waiver agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 5.03.       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                        (a) Amendment to Articles of Incorporation

            The information set forth under Item 3.02 above is incorporated by reference into this Item 5.03(a).  In connection with the issuance of the Series B Preferred Stock, on April 16, 2010, the Company amended its Articles of Incorporation to designate the Series B Preferred Stock, and to specify the preferences and rights of that series, including the relevant provisions described above.

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits.

3.1

Certificate of Designations for Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B, filed as an amendment to the Articles of Incorporation of Independent Bank Corporation on April 16, 2010.

4.1	Certificate for the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B.

4.2	Amended and Restated Warrant dated April 16, 2010 to purchase shares of Common Stock of Independent Bank Corporation.

10.1

Form of waiver agreement executed by, among other employees, Michael M. Magee (President and Chief Executive Officer), William B. Kessel (Executive Vice President and Chief Operating Officer), Robert N. Shuster (Executive Vice President and Chief Financial Officer), David C. Reglin (Executive Vice President for Retail Banking), and Stefanie M. Kimball (Executive Vice President and Chief Lending Officer).

Additional Information

            The Company has filed a registration statement on Form S-4, File No. 333-164546 (including a prospectus and related exchange offer materials) with the Securities and Exchange Commission (SEC) in connection with an offer to issue its common stock in exchange for certain of its outstanding trust preferred securities. The registration statement was declared effective on April 16, 2010.  The complete terms and conditions of the exchange offer are set forth in the prospectus and letter of transmittal being sent to holders of the trust preferred securities.  Holders are urged to read the exchange offer documents carefully. This report is neither an offer to purchase nor a solicitation of an offer to sell or exchange any such securities. The Company is making the exchange offer only by, and pursuant to the terms of, the prospectus and the related letter of transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company or its affiliates, the trustees of the various trusts, the dealer manager, the exchange agent, the information agent, or financial advisors is making any recommendation as to whether or not holders should tender their trust preferred securities in the exchange offer.

            Copies of the prospectus and letter of transmittal may also be obtained from D.F. King & Co., Inc., the information agent and exchange agent for the exchange offer, at (800) 431-9643 or, for bankers and brokers, at (212) 269-5550 (Collect).  Before you decide whether to participate in the exchange offer, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the exchange offer. You may obtain these documents for free at the SEC's website, www.sec.gov. You may also obtain these documents on the Company's website at www.IndependentBank.com under the "Investor Relations" tab.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date: April 21, 2010		/s/ Robert N. Shuster
	By:	Robert N. Shuster
	Its:	Executive VP and CFO